EXHIBIT 3.5

M&T BANK CORPORATION

AMENDED AND RESTATED BYLAWS

(effective as of February 20, 2007)

AMENDED AND RESTATED BYLAWS

OF

M&T BANK CORPORATION

ARTICLE I
Meetings of Stockholders

Section 1. Annual Meeting: The annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may be set forth in the notice of the meeting, shall be held each year at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine and the notice of the meeting shall specify the hour of day on the third Tuesday in April in each year or at such other date within the period of 60 days next succeeding such date as the Board of Directors shall determine. If that day be a legal holiday in any year, the meeting shall be held on the next following that is not a legal holiday.

Section 2. Special Meetings: Special meetings of the stockholders may be called by the Board of Directors or by the Chief Executive Officer, and shall be called by the Corporate Secretary or an Assistant Secretary at the request in writing of the holders of record of at least 25% of the outstanding shares of the Corporation entitled to vote. Such request shall state the purpose or purposes for which the meeting is to be called. Each special meeting of the stockholders shall be held at such time as the Board of Directors or the person calling the meeting (the Chief Executive Officer, Corporate Secretary or Assistant Secretary, as the case may be) shall determine and the notice of the meeting shall specify, and shall be held at the principal office of the Corporation or at such other place within or without the State of New York as the Board of Directors shall determine or the notice of meeting shall specify.

Section 3. Notice of Meetings: Written notice of each meeting of the stockholders shall be given, personally or by mail, not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deposited in the United States mail, with first-class postage thereon prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders, or, if he or she shall have filed with the Corporate Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. The notice shall state the place, date and hour of the meeting, the purpose or purposes for which the meeting is called and, unless it is the annual meeting, indicate that the notice is being issued by or at the direction of the person calling the meeting. The notice need not refer to the approval of minutes or to other matters normally incident to the conduct of the meeting. Except for such matters, the business which may be transacted at the meeting shall be confined to business which is related to the purpose or purposes set forth in the notice. If, at any meeting, action is proposed to be taken which would, if taken, entitle dissenting stockholders to receive payment for their shares, the notice of such meeting shall include a statement of that purpose and to that effect.

Section 4. Waiver of Notice: Whenever under any provision of these Bylaws, the certificate of incorporation, the terms of any agreement or instrument, or law, the Corporation or the Board of Directors or any committee thereof is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a stockholder, by his or her duly authorized attorney-in-fact, submit a signed waiver of notice of such requirements. The attendance of any stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice by him or her.

Section 5. Procedure: At each meeting of stockholders the order of business and all other matters of procedure may be determined by the person presiding at the meeting.

Section 6. List of Stockholders: A list of stockholders as of the record date, certified by the corporate officer responsible for its preparation or by a transfer agent, shall be produced at any meeting of stockholders upon the request thereat or prior thereto of any stockholder. If the right to vote at any meeting is challenged, the inspectors of election, or person presiding thereat, shall require such list of stockholders to be produced as evidence of the right of the persons challenged to vote at such meeting, and all persons who appear from such list to be stockholders entitled to vote thereat may vote at such meeting.

Section 7. Quorum: At each meeting of stockholders for the transaction of any business, a quorum shall be present to organize such meeting. Except as otherwise provided by law, a quorum shall consist of the holders of record of not less than a majority of the outstanding shares of the Corporation entitled to vote at such meeting, present either in person or by proxy. When a quorum is once present to organize a meeting of the stockholders, it is not broken by the subsequent withdrawal of any stockholders.

Section 8. Adjournments: The stockholders entitled to vote who are present in person or by proxy at any meeting of stockholders, whether or not a quorum shall be present at the meeting, shall have power by a majority vote to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting at which a quorum shall be present any business may be transacted that might have been transacted on the original date of the meeting and the stockholders entitled to vote at the meeting on the original date (whether or not they were present thereat), and no others, shall be entitled to vote at such adjourned meeting.

Section 9. Voting; Proxies; Majority Vote Standard for Uncontested Director Elections:

(a) Each stockholder of record shall be entitled at every meeting of stockholders to one vote for each share having voting power standing in his or her name on the record of stockholders of the Corporation on the record date fixed pursuant to Section 3 of Article VI of these Bylaws.

(b) Each stockholder entitled to vote at a meeting of stockholders may vote in person, or may authorize another person or persons to act for him or her by proxy. Any proxy may be signed by such stockholder or his or her duly authorized attorney-in-fact, including by facsimile signature, and shall be delivered to the secretary of the meeting, or may be authorized by telegram, cablegram or other electronic transmission provided that it can be reasonably determined from such telegram, cablegram or other electronic transmission that such proxy was authorized by the stockholder. The signature of a stockholder on any proxy, including without limitation a telegram, cablegram or other electronic transmission, may be printed, stamped or written, or provided by other reliable reproduction, provided such signature is executed or adopted by the stockholder with intention to authenticate the proxy. No proxy shall be valid after the expiration of 11 months from the date of its execution unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by law.

(c) Directors elected at any meeting of the stockholders shall, except as otherwise provided by law or the certificate of incorporation, be elected by a plurality of the votes cast in favor or against such action. All other corporate action to be taken by vote of the stockholders shall also, except as otherwise provided by law, the certificate of incorporation or these Bylaws, be authorized by a majority of the votes cast in favor or against such action. The vote for directors, or upon any question before a meeting of stockholders, shall not be by ballot unless the person presiding at such meeting shall so direct or any stockholder, present in person or by proxy and entitled to vote thereon, shall so demand.

(d) In the event of an uncontested election of directors, any nominee for director who does not receive a majority of the votes cast in favor of his or her election shall promptly tender his or her resignation to the Board of Directors. The Nomination, Compensation and Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nomination, Compensation and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nomination, Compensation and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nomination, Compensation and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors pursuant to this Article I, Section 9, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article II, Section 6 or may decrease the size of the Board of Directors pursuant to the provisions of Article II, Section 1.

(e) For purposes of this Article I, Section 9, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

Section 10. Appointment of Inspectors of Election: The Board of Directors shall appoint one or more inspectors to act at the meeting or any adjournment thereof, and may appoint one or more persons as alternate inspectors to replace any inspector who fails to appear or act. If no inspector or alternate has been appointed, or in case any inspector or alternate inspector appointed fails to appear or act, the vacancy shall be filled by appointment made by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a candidate for the office of director of the Corporation shall act as an inspector at any meeting of the stockholders at which directors are elected.

Section 11. Duties of Inspectors of Election: Whenever one or more inspectors of election may be appointed as provided in these Bylaws, he, she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.

Section 12. Advance Notice of Proposals: At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of the meeting, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder.

For business to be properly brought before an annual meeting of stockholders pursuant to clause (c) above, the stockholder must have given timely notice thereof to the Corporate Secretary and such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the following dates: (1) at the close of business on the 120th day prior to the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders if the date of the annual meeting is not changed more than 30 days from the date of the preceding year’s annual meeting, and (2) with respect to any other annual meeting or special meeting of stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting is first made. In no event shall the announcement of an adjournment of an annual meeting or special meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (a) as to the stockholder giving the notice (i) the names and business addresses of the stockholder and all Persons (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, through the date of adoption of these Bylaws) acting in concert with the stockholder; (ii) the names and addresses of the stockholder and the Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear); and (iii) the class and number of shares of the Corporation beneficially owned by the stockholder and the Persons identified in clause (i), (b) as to the business being proposed, (i) a brief description of the business desired to be brought before the meeting; (ii) the reasons for conducting such business at the meeting; and (iii) any material interest of the stockholder in such business; and (c) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and stockholders of the Corporation to consider the proposal. The person presiding at the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this section and, if he or she shall so determine, he or she shall declare to the meeting that any business not properly brought before the meeting shall not be transacted.

ARTICLE II
Directors

Section 1. Number and Qualifications: The number of directors constituting the entire Board shall not be less than three, except that where all the shares of the Corporation are owned beneficially and of record by less than three stockholders, the number of directors may be less than three, but not less than the number of stockholders. Subject to any provision as to the number of directors contained in the certificate of incorporation or these Bylaws, the exact number of directors shall be fixed from time to time by action of the stockholders or by vote of a majority of the entire Board of Directors, provided that no decrease in the number of directors shall shorten the term of any incumbent director; and provided, further, that, until the Sunset Date (as defined in Article XII hereof), without the consent of the Significant Stockholder (as defined in Article XII hereof), the number of directors shall not exceed 28. If the number of directors be increased at any time, the vacancy or vacancies in the Board arising from such increase shall be filled as provided in Section 6 of this Article II. All of the directors shall be at least twenty-one years of age.

Section 2. Election and Term of Office: Except as otherwise specified by law or these Bylaws, each director of the Corporation shall be elected at an annual meeting of stockholders or at any meeting of the stockholders held in lieu of such annual meeting, which meeting, for the purposes of these Bylaws, shall be deemed the annual meeting, and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Section 3. Nomination and Recommendation of Significant Stockholder Designees:

(a) For so long as the Significant Stockholder holds at least fifteen percent (15%) of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination, Compensation and Governance Committee, shall nominate and recommend for election as directors of the Corporation at least four (4) persons designated by the Significant Stockholder, each of whom is reasonably acceptable to the Corporation.

(b) For so long as the Significant Stockholder holds at least ten percent (10%), but less than fifteen percent (15%), of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination, Compensation and Governance Committee, shall nominate and recommend for election as directors of the Corporation at least two (2) persons designated by the Significant Stockholder, each of whom is reasonably acceptable to the Corporation.

(c) For so long as the Significant Stockholder holds at least five percent (5%), but less than ten percent (10%), of the outstanding shares of common stock of the Corporation, the Board of Directors, acting through the Nomination, Compensation and Governance Committee, shall nominate and recommend for election as a director of the Corporation at least one (1) person designated by the Significant Stockholder, who is reasonably acceptable to the Corporation.

(d) For purposes of determining the number of outstanding shares of common stock of this Corporation for purposes of this Article II, Section 3, Article X, Section 3 and Article XII, Section 1(h), there shall be used the number of shares of common stock of the Corporation disclosed as outstanding on the cover page of the Corporation’s most recently filed Annual Report on Form 10-K or Report on Form 10-Q, as the case may be, or the number of shares of common stock of the Corporation actually outstanding as of a later date, if requested by the Corporation or the Significant Stockholder, determined on the same basis as the number of shares disclosed on such Reports. Any share held by any direct or indirect subsidiary of the Significant Stockholder of which the Significant Stockholder holds 80% or more of the outstanding equity capital or voting shares shall be deemed held by the Significant Stockholder. In the event that the transaction that would result in the Significant Stockholder’s holdings being below any threshold set forth herein is a transaction that gives rise to an Issuance Event (as defined in Article XII hereof), no diminution in the percentage of the outstanding shares of common stock of the Corporation held by the Significant Stockholder shall be deemed to have occurred until the earlier of such time as the Significant Stockholder gives written notice that it shall not exercise its Maintenance Rights (as defined in Article XII hereof) or the deadline for exercise of such Maintenance Rights has passed without the Significant Stockholder having provided notice that it shall exercise the same. No diminution in the percentage of outstanding shares of common stock held by the Significant Stockholder shall be deemed to have occurred as a result of any issuance of shares that is subject to the Corporation’s repurchase obligations under Section 7.2(c) or Section 7.2(e) of the Reorganization Agreement. In the event that the Significant Stockholder’s holdings decrease to less than fifteen percent (15%), but not less than twelve percent (12%), of the outstanding common stock, the Significant Stockholder’s holdings shall be deemed to be equal to fifteen percent (15%) for all purposes of the definition of Sunset Date and of this Article II, Section 3, unless, not later than one year from the date on which the Significant Stockholder’s holdings decreased to less than fifteen percent (15%), the Significant Stockholder’s holdings have not been restored to at least fifteen percent (15%) of the outstanding shares of common stock of the Corporation.

(e) In the event that the Corporation objects to any designee for Board or committee service on the grounds that such designee is not “reasonably acceptable” under any provision of this Article II, Section 3, the Corporation shall fully cooperate and shall use best efforts to work with the Significant Stockholder to promptly resolve any such objection so that such designee may as promptly as practicable serve in the capacity for which he or she has been designated or, in the alternative, to promptly identify a substitute candidate that is reasonably acceptable, in order to give effect to the intention of the Corporation and the Significant Stockholder regarding Board and committee representation, as applicable, contemplated by this Article II, Section 3.

Section 4. Resignation: Any director of the Corporation may resign at any time by giving his or her resignation to the President or any Vice President or the Corporate Secretary. Such resignation shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Removal of Directors: Any director may be removed for cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by vote of the stockholders. Any director may be removed without cause, at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation entitled to vote. Any director may be removed for cause, at any meeting of the directors notice of which shall have referred to the proposed action, by vote of three-fourths of the entire Board of Directors.

Section 6. Vacancies: Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason except the removal of directors may be filled by vote of a majority of the directors then in office, although less than a quorum exists. Subject to Article III, Section 4, any vacancy occurring in the Board of Directors by reason of the removal of a director by stockholders may be filled by vote of the stockholders at the meeting at which such action is taken or at any meeting of stockholders notice of which shall have referred to the proposed election. Subject to Article III, Section 4, if any such newly created directorships or vacancies occurring in the Board of Directors for any reason shall not be filled prior to the next annual meeting of stockholders, they shall be filled by vote of the stockholders at such annual meeting. Any director elected to fill a vacancy shall be elected to hold office for the unexpired term of his or her predecessor.

Section 7. Directors’ Fees: Directors, except salaried officers who are directors, may receive a fee for their services as directors and traveling and other out-of-pocket expenses incurred in attending any regular or special meeting of the Board. The fee may be a fixed sum to be paid for attending each meeting of the Board of Directors and/or a fixed sum to be paid monthly, quarterly, or semiannually, irrespective of the number of meetings attended or not attended. The amount of the fee and the basis on which it shall be paid shall be determined by the Board of Directors.

Section 8. First Meeting of Newly Elected Directors: The first meeting of the newly elected Board of Directors may be held immediately after the annual meeting of stockholders, and at the same place as such annual meeting of stockholders, provided a quorum be present, and no notice of such meeting shall be necessary. In the event such first meeting of the newly elected Board of Directors is not held at said time and place, the same shall be held as provided in Section 9 of this Article II.

Section 9. Meetings of Directors: Regular and special meetings of the Board of Directors shall be held at such times and at such place, within or without the State of New York, as the Board of Directors may determine. Special meetings may also be called by the Chief Executive Officer or by any four members of the Board, and shall be held at such time and at such place as the person or persons calling the meeting shall determine.

Section 10. Notice of Meetings: Notice of each regular or special meeting of the Board of Directors, stating the time and place thereof shall be given by the Corporate Secretary, any Assistant Secretary or any member of the Board to each member of the Board not less than three days before the meeting by depositing the same in the United States mail, with first-class postage thereon prepaid, directed to each member of the Board at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or not less than two days before the meeting by either delivering the same to each member of the Board personally, or sending the same by electronic mail, facsimile or telegraph, or delivering it, to the address designated by him or her for such purpose (or, if none is designated, to his or her last known address). Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting. The notice of any meeting of the Board of Directors need not specify the purposes for which the meeting is called, except as provided in Section 5 of this Article II and as provided in Article X of these Bylaws.

Section 11. Quorum and Action by the Board: At all meetings of the Board of Directors, except as otherwise provided by law, the certificate of incorporation or these Bylaws, a quorum shall be required for the transaction of business and shall consist of not less than one-third of the entire Board, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 12. Certain Actions: Notwithstanding any other provision of these Bylaws to the contrary:

(a) Until the Sunset Date, unless the Executive Committee shall have, by the appropriate affirmative vote of members which shall include the affirmative vote of the Significant Stockholder Designee (as defined in Article XII hereof) on the Executive Committee, previously approved and recommended such action or recommendation to the Board of Directors, the Board of Directors shall not take, or make any recommendation to the stockholders of the Corporation with respect to, any of the following actions:

(i) Any amendment of the certificate of incorporation or Bylaws that would be inconsistent with this Article II, Section 12 or would otherwise have an adverse effect on the Board representation, committee representation or other rights of the Significant Stockholder contemplated by these Bylaws or by the Reorganization Agreement (as defined in Article XII hereof);

(ii) Authorizing the Corporation or any of its subsidiaries to engage in any activity not permissible for a U.S. bank holding company;

(iii) The adoption of any stockholder rights plan or other measures having the purpose or effect of preventing or materially delaying completion of any transaction involving a Change in Control (as defined in Article XII hereof); or

(iv) Any public announcement by the Corporation or any affiliate of the Corporation disclosing the Corporation’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

(b) Until the Sunset Date, unless the Executive Committee (in the case of items (i) through (iv) and (vi) below) or the Nomination, Compensation and Governance Committee (in the case of item (v) below) shall have, by the requisite affirmative vote of the members of such Committee such that the members not voting in favor of such matter do not include both the Significant Stockholder Designee on such Committee and at least one other member thereof, previously approved and recommended such action or recommendation to the Board of Directors, the Board of Directors shall not take, or make any recommendation to the stockholders of the Corporation with respect to, any of the following actions:

(i) Any change in the Corporation’s cash dividend policy such that the ratio of cash dividends to net income is not at least fifteen percent (15%), or any extraordinary dividends or distributions to holders of common stock of the Corporation;

(ii) Any acquisition (in one transaction or a series of related transactions), directly or indirectly, by the Corporation or any subsidiary of the Corporation (except from the Corporation or a wholly owned subsidiary of the Corporation) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the consideration paid by the Corporation (A) if in shares of common stock of the Corporation, will exceed ten percent (10%) of the aggregate voting power of the outstanding voting securities of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions, or (B) if in cash, property or common stock of the Corporation or other securities of the Corporation, has a fair market value at the time of the execution by the Corporation or such subsidiary of a definitive agreement to effect such transaction which will exceed ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, at the time of the execution by the Corporation or such subsidiary of a definitive agreement to effect the last of such related transactions, which will exceed ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iii) Any disposition (in one transaction or a series of related transactions), directly or indirectly, by the Corporation or any subsidiary of the Corporation (except to the Corporation or an 80% or more owned subsidiary of the Corporation) of any assets or businesses, in one transaction or a series of related transactions (whether by merger, tender or exchange offer, asset purchase or otherwise) in which the value of the aggregate consideration to be received in respect of the assets disposed of exceeds ten percent (10%) of the aggregate Fair Market Value of the outstanding common stock of the Corporation as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect such transaction or, in the case of a series of related transactions, as of the date that the Corporation or any such subsidiary enters into a definitive agreement to effect the last of such related transactions;

(iv) Any voluntary liquidation or dissolution of the Corporation or the submission of any proposal to the stockholders of the Corporation to liquidate or dissolve the Corporation;

(v) The appointment or election of the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation; or

(vi) Any public announcement by the Corporation or any affiliate of the Corporation disclosing the Corporation’s desire or intention to take any of the foregoing actions prior to obtaining the requisite Committee approval.

Section 13. Procedure: The order of business and all other matters of procedure at every meeting of directors may be determined by the person presiding at the meeting.

Section 14. Meetings by Conference Telephone: Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

Section 15. The Chairman of the Board: The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect a Chairman of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Chairman of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until his or her successor has been elected or appointed and qualified.

Section 16. The Vice Chairmen of the Board: The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect one or more Vice Chairmen of the Board who shall have such authority and perform such duties as the Board of Directors or the Executive Committee may from time to time prescribe. The Vice Chairmen of the Board shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. The Board of Directors shall elect a non-executive Vice Chairman of the Board who will perform the duties of “lead outside director.”

ARTICLE III
Committees of Directors

Section 1. Designation of Committees: The Board of Directors, by resolution or resolutions adopted by a majority of the entire Board, shall designate from among its members an Executive Committee, a Nomination, Compensation and Governance Committee and an Audit and Risk Committee, each consisting of three or more directors, and may designate from among its members other committees, each consisting of such number of directors as the Board may determine, and may designate one or more directors as alternate members of such committees, who may replace any absent or disqualified member or members at any meeting of such committees (provided that alternate committee members with respect to any Significant Stockholder Designee serving on any such committee shall be designated by the Significant Stockholder Designees). In the interim between meetings of the Board of Directors, the Executive Committee shall have all the authority of the Board of Directors except as otherwise provided by law. Subject to Article II, Section 12 and Article III, Section 4 hereof, the Executive Committee shall serve at the pleasure of the Board of Directors. Subject to Article III, Section 4 below, each other committee so designated shall have such name as may be provided from time to time in the resolution or resolutions, shall serve at the pleasure of the Board of Directors and shall have, to the extent provided in such resolution or resolutions, all the authority of the Board of Directors except as otherwise provided by law.

Section 2. Acts and Proceedings: All acts done and power and authority conferred by the Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee, and each other committee from time to time within the scope of its respective authority shall be, and may be deemed to be, and may be specified as being, the act and under the authority of the Board of Directors. The Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee shall meet at such time and place and upon such notice as the respective committee may from time to time determine. Meetings of the Executive Committee may also be called by the Chief Executive Officer, and meetings of the Nomination, Compensation and Governance Committee, the Audit and Risk Committee, and each other committee may also be called the Chair of each such committee, and such meetings shall be held at such time and place as the Chief Executive Officer or Chair, as the case may be, shall determine. The Executive Committee, the Nomination, Compensation and Governance Committee, and the Audit and Risk Committee, and each other committee shall keep regular minutes of its proceedings and report its actions to the Board of Directors when required.

Section 3. Compensation: Members of any committee of the Board of Directors, except salaried officers who are directors, may receive such compensation for their services as the Board of Directors shall from time to time determine.

Section 4. Composition: Until the Sunset Date, one among the Significant Stockholder Designees shall be a member of each of the Executive Committee, Nomination, Compensation and Governance Committee, and Audit and Risk Committee (or any committee or committees performing comparable functions); provided, that any such committee members shall meet the requisite independence and expertise requirements under applicable law or stock exchange rules. The Significant Stockholder may, and shall have the sole right to, remove any Significant Stockholder Designee from any committee upon which such Significant Stockholder Designee is serving and appoint a director to fill any vacancy, regardless of the cause of such vacancy, on any such committee or the Board of Directors caused by the departure of any such Significant Stockholder Designee (other than a vacancy caused by the occurrence of the Sunset Date or one of the thresholds contemplated by Article II, Section 3 hereof being triggered); provided that any replacement committee members shall meet the requisite independence and expertise requirements prescribed under applicable law or stock exchange rules.

ARTICLE IV
Officers

Section 1. Officers: The Board of Directors shall annually, at the first meeting of the Board after the annual meeting of stockholders, appoint or elect a President, one or more Vice Presidents, a Corporate Secretary and a Treasurer, and such other officers as it may determine, and may at any other meeting and from time to time elect or appoint such additional officers as it may determine. Such additional officers shall have such authority and perform such duties as the Board of Directors may from time to time prescribe.

Section 2. Term of Office: The President, the Vice Presidents, the Corporate Secretary and the Treasurer shall, unless otherwise determined by the Board of Directors, hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors have been elected or appointed and qualified. Each additional officer appointed or elected by the Board of Directors shall hold office for such term as shall be determined from time to time by the Board of Directors and until his or her successor has been elected or appointed and qualified. Any officer, however, may be removed or have his or her authority suspended by the Board of Directors at any time, with or without cause. If the office of any officer becomes vacant for any reason, the Board of Directors shall have the power to fill such vacancy.

Section 3. The Chief Executive Officer: The Board of Directors may from time to time designate one of the officers of the Corporation as Chief Executive Officer. The Chief Executive Officer shall, under the control of the Board of Directors and the Executive Committee, have the general management of the Corporation’s business affairs and property and shall exercise general supervision over all activities of the Corporation and the other officers. The Chief Executive Officer shall have the power to appoint or hire, to remove, and to determine the compensation of, all employees of the Corporation who are not officers, and to delegate the foregoing powers from time to time in whole or in part. Unless such authority is otherwise prescribed by the Board of Directors or the Executive Committee for the Chairman of the Board or a Vice Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors.

In the absence or incapacity of the Chief Executive Officer the powers and duties of that office shall be vested in such other officer as may from time to time be designated by the Board of Directors or the Executive Committee, or, in the absence of any such designation, by the Chief Executive Officer.

Section 4. The President: If the Board of Directors has not designated another officer as Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation.

Section 5. The Corporate Secretary: The Corporate Secretary shall issue notices of all meetings of stockholders and directors where notices of such meetings are required by law or these Bylaws. He or she shall attend all meetings of stockholders and of the Board of Directors and keep the minutes thereof. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the Board of Directors.

Section 6. Officers Holding Two or More Offices: Any two or more offices may be held by the same person, except the office of President and Corporate Secretary, but no officer shall execute or verify any instrument in more than one capacity if such instrument be required by law or otherwise to be executed or verified by two or more officers.

Section 7. Duties of Officers May be Delegated: In case of the absence or disability of any officer of the Corporation, or in case of a vacancy in any office or for any other reason that the Board of Directors may deem sufficient, the Board of Directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 8. Compensation: The Nomination, Compensation and Governance Committee shall, through appropriate consultation with the Board of Directors, determine the compensation and benefits of the Chief Executive Officer and other executive officers of the Corporation. In the event and to the extent that the Nomination, Compensation and Governance Committee shall not hereafter exercise its discretionary power in respect of all other officers, the compensation to be paid to all other officers shall be determined by the Chief Executive Officer.

Section 9. Power of Officers: Each officer of the Corporation shall have general power and authority in connection with all aspects of the business and operations of the Corporation as necessary or appropriate, including to sign on behalf of the Corporation and affix its seal, or cause the same to be affixed to, all instruments, documents or papers necessary for the conduct of the business of the Corporation. The powers and authority conferred herein may at any time be modified, changed, extended or revoked, and may be conferred in whole or in part on other employees or agents of the Corporation by the Board of Directors or the Executive Committee.

Section 10. Security: The Board of Directors may require any officer, agent or employee of the Corporation to give security for the faithful performance of his or her duties, in such amount as may be satisfactory to the Board.

ARTICLE V
Indemnification of Directors and Officers

Section 1. Right of Indemnification: Each director and officer of the Corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the Corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of New York or other applicable law, as such law now exists or may hereafter be amended; provided, however, that the Corporation shall provide indemnification in connection with an action or proceeding (or part thereof) initiated by such a director or officer only if such action or proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Advancement of Expenses: Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given under Section 1 of this Article V may be paid by the Corporation in advance of the final disposition of such action or proceeding upon (a) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification as authorized by this Article V and (b) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, then approval by stockholders. To the extent permitted by law, the Board of Directors or, if applicable, the stockholders, shall not be required under this Section 2, to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

Section 3. Availability and Interpretation: To the extent permitted under applicable law, the rights of indemnification and to the advancement of expenses provided in this Article V (a) shall be available with respect to events occurring prior to the adoption of this Article V, (b) shall continue to exist after any recision or restrictive amendment of this Article V with respect to events occurring prior to such recision or amendment, (c) may be interpreted on the basis of applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, or on the basis of applicable law in effect at the time such rights are claimed, and (d) are in the nature of contract rights which may be enforced in any court of competent jurisdiction as if the Corporation and the director or officer for whom such rights are sought were parties to a separate written agreement.

Section 4. Other Rights: The rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any other rights to which any such director, officer or other person may now or hereafter be otherwise entitled whether contained in the certificate of incorporation, these Bylaws, a resolution of stockholders, a resolution of the Board of Directors, or an agreement providing such indemnification, the creation of such other rights being hereby expressly authorized. Without limiting the generality of the foregoing, the rights of indemnification and to the advancement of expenses provided in this Article V shall not be deemed exclusive of any rights, pursuant to statute or otherwise, of any such director, officer or other person in any such action or proceeding to have assessed or allowed in his or her favor, against the Corporation or otherwise, his or her costs and expenses incurred therein or in connection therewith or any part thereof.

Section 5. Severability: If this Article V or any part hereof shall be held unenforceable in any respect by a court of competent jurisdiction, it shall be deemed modified to the minimum extent necessary to make it enforceable, and the remainder of this Article V shall remain fully enforceable.

ARTICLE VI
Shares

Section 1. Certificate of Shares: The Board of Directors may authorize the issuance of shares of the Corporation either in certificated or uncertificated form, which uncertificated shares may be evidenced by a book-entry system maintained by the Corporation’s transfer agent or registrar, or a combination of both. Shares issued in certificated form shall be represented by certificates which shall be numbered and shall be entered in the records of the Corporation as they are issued. Each share certificate shall when issued state upon the face thereof that the Corporation is formed under the laws of the State of New York, the name of the person or persons to whom issued, and the number and class of shares and the designation of the series, if any, which such certificate represents and shall be signed by the Chief Executive Officer or President and by the Corporate Secretary and shall be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the officers upon a certificate may be a facsimile if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. No certificate shall be valid until countersigned by a transfer agent if the Corporation has a transfer agent, or until registered by a registrar if the Corporation has a registrar. If shares are issued in uncertificated form, each stockholder shall be entitled upon written request to a stock certificate or certificates in the form prescribed above.

Section 2. Transfer of Shares: Shares of the Corporation shall be transferable on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, upon the surrender of the certificate representing such shares properly endorsed, or other evidence of ownership if no certificate shall have been issued, and payment of all taxes thereon. Except as otherwise provided by law, the Corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof. The Board of Directors, to the extent permitted by law, shall have power and authority to make all rules and regulations as it may deem expedient concerning the issue, transfer and registration of share certificates and may appoint one or more transfer agents and registrars of the shares of the Corporation.

Section 3. Fixing of Record Time: The Board of Directors may fix, in advance, a day and hour not more than 60 days nor less than 10 days before the date on which any meeting of the stockholders is to be held, as the time as of which stockholders entitled to notice of and to vote at such meeting and at all adjournments thereof shall be determined; and, in the event such record date and time are fixed by the Board of Directors, no one other than the holders of record on such date and time of shares entitled to notice of and to vote at such meeting shall be entitled to notice of or to vote at such meeting or any adjournment thereof. If a record date and time shall not be fixed by the Board of Directors for the determination of stockholders entitled to notice of and to vote at any meeting of the stockholders, stockholders of record at the close of business on the day next preceding the day on which notice of such meeting is given, and no others, shall be entitled to notice of and to vote at such meeting or any adjournment thereof; provided, however, that if no notice of such meeting is given, stockholders of record at the close of business on the day next preceding the day on which such meeting is held, and no others, shall be entitled to vote at such meeting or any adjournment thereof.

The Board of Directors may fix, in advance, a day and hour, not more than 60 days nor less than 10 days before the date fixed for the payment of a dividend of any kind or the allotment of any rights, as the record time for the determination of stockholders entitled to receive such dividend or rights, and in such case only stockholders of record at the date and time so fixed shall be entitled to receive such dividend or rights; provided, however, that if no record date and time for the determination of stockholders entitled to receive such dividend or rights are fixed, stockholders of record at the close of business on the day on which the resolution of the Board of Directors authorizing the payment of such dividend or the allotment of such rights is adopted shall be entitled to receive such dividend or rights.

Section 4. Record of Stockholders: The Corporation shall keep at its office in the State of New York, or at the office of its transfer agent or registrar in this State, a record containing the names and addresses of all stockholders, the number and class of shares held by each and the dates when they respectively became the owners of record thereof.

Section 5. Lost Share Certificates: The Board of Directors may in its discretion cause a new certificate for shares to be issued by the Corporation in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Board may require the owner of the lost or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate; but the Board of Directors may in its discretion refuse to issue such new certificate save upon the order of the court having jurisdiction in such matters.

ARTICLE VII
Finances

Section 1. Corporate Funds: The funds of the Corporation shall be deposited in its name with such banks, trust companies or other depositories as the Board of Directors may from time to time designate. All checks, notes, drafts and other negotiable instruments of the Corporation shall be signed by such officer or officers, employee or employees, agent or agents as the Board of Directors may from time to time designate. No officers, employees or agents of the Corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the Corporation or to bind the Corporation thereby, except as provided in this Section.

Section 2. Fiscal Year: The fiscal year of the Corporation shall be the calendar year unless otherwise provided by the Board of Directors.

ARTICLE VIII
Corporate Seal

Section 1. Form of Seal: The seal of the Corporation shall be in such form as may be determined from time to time by the Board of Directors. The seal on any corporate obligation for the payment of money may be facsimile.

ARTICLE IX
Emergency Bylaw Provisions

Section 1. Taking Effect: The provisions of this Article IX may be declared effective by the New York State Defense Council as constituted under the New York State Defense Emergency Act, as amended, in the event of attack and shall cease to be effective when the Defense Council declares the end of the period of attack.

Section 2. Quorum and Filling of Vacancies: Upon the effectiveness of this Article IX and until the Defense Council declares the end of the period of attack, the affairs of the Corporation shall be managed by such directors theretofore elected pursuant to Article II of these Bylaws as are available to act, and a majority of such directors available to act shall constitute a quorum. In the event, however, that there are less than three such directors available to act, the director or directors available to act shall appoint a sufficient number of emergency directors to make a Board of three directors. Each emergency director shall serve until the vacancy he or she was appointed to fill can again be filled by the previously elected director, except, however, that the period of his or her service shall end at such time as his or her appointment is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and his or her successor shall be elected and qualified pursuant to Article II of these Bylaws. If, in the event of attack, there are no directors available to act, then the three highest paid officers of the Corporation available to act shall constitute the emergency Board of Directors until one or more of the previously elected directors are again available to act, except, however, that the period of their service as emergency directors shall end at such time as their service is terminated pursuant to Section 3 of this Article IX, or at such time as the New York State Defense Council declares the end of the period of attack and their successors shall be elected and qualified pursuant to Article II of these Bylaws.

Section 3. Termination of Period of Service: The stockholders of the Corporation or the previously elected director or directors who are available to act may, pursuant to the provisions of Article II of these Bylaws, terminate the appointment or the period of service of any emergency director at any time and fill any vacancy created thereby.

ARTICLE X
Amendments and Automatic Termination

Section 1. Procedure for Amending Bylaws: Subject to Section 2 of this Article X, Bylaws of the Corporation may be adopted, amended or repealed at any meeting of stockholders notice of which shall have referred to the proposed action, by the vote of the holders of a majority of the shares of the Corporation at the time entitled to vote in the election of any directors, or at any meeting of the Board of Directors notice of which shall have referred to the proposed action, by the vote of a majority of the entire Board of Directors; provided, however, that no amendment of the Bylaws pertaining to the election of directors or the procedures for the calling and conduct of a meeting of stockholders shall affect the election of directors or the procedures for the calling or conduct in respect of any meeting of stockholders unless adequate notice thereof is given to the stockholders in a manner reasonably calculated to provide stockholders with sufficient time to respond thereto prior to such meeting.

Section 2. Amendment of Certain Provisions: Notwithstanding anything herein to the contrary, none of the following provisions of these Bylaws may be amended, modified or repealed, nor may any Bylaw provisions be adopted that are inconsistent with such provisions, without either (i) the unanimous approval of the entire Board of Directors or (ii) the affirmative vote of holders of not less than eighty percent (80%) of the outstanding shares of common stock of the Corporation:

•	the last proviso of the second sentence of Article II, Section 1,

•	Article II, Section 3,

•	Article II, Section 12,

•	the proviso to the first sentence of Article III, Section 1,

•	Article III, Section 4,

•	this Article X, Sections 2 and 3,

•	Article XII, and

•	any references to the foregoing provisions elsewhere in these Bylaws.

Section 3. Termination of Certain Provisions: Each of the provisions of these Bylaws listed in Article X, Section 2 hereof shall automatically terminate without any action on the part of the Corporation, the Board of Directors or the stockholders on the first date following the date upon which the Significant Stockholder ceases to be the beneficial owner of at least five percent (5%) of the outstanding shares of common stock of the Corporation.

ARTICLE XI
Election Under Section 912 of the
New York Business Corporation Law

Section 1. Election: The Corporation has expressly elected not to be governed by the provisions of Section 912 of the Business Corporation Law of New York. Until this bylaw is amended or repealed in the manner provided by law, none of the business combination provisions of Section 912 of the Business Corporation Law of New York shall apply to the Corporation.

ARTICLE XII
Certain Definitions

Section 1. Definitions: For purposes of Articles II and III of these Bylaws:

(a) “Change in Control” shall mean a “Purchaser Change in Control” defined in Section 1.57 of the Reorganization Agreement.

(b) “Fair Market Value” shall mean the “Fair Market Value” defined in Section 1.31 of the Reorganization Agreement.

(c) “Issuance Event” shall mean an “Issuance Event” defined in Section 1.42 of the Reorganization Agreement.

(d) “Maintenance Rights” shall mean the “Seller Maintenance Rights” defined in Section 1.75 of the Reorganization Agreement.

(e) “Reorganization Agreement” shall mean the Agreement and Plan of Reorganization, dated September 26, 2002, by and among the Significant Stockholder, Allfirst Financial Inc. and the Corporation, as amended or supplemented from time to time.

(f) “Significant Stockholder” shall mean Allied Irish Banks, p.l.c., a limited liability company incorporated under the laws of Ireland having its registered office at Bankcentre, Ballsbridge, Dublin 4, Ireland and any successor thereto not prohibited by the Reorganization Agreement.

(g) “Significant Stockholder Designees” shall mean the directors of the Corporation who have been designated by the Significant Stockholder pursuant to paragraphs (a) through (c) of Article II, Section 3 hereof.

(h) “Sunset Date” shall mean the first date following the date upon which the Significant Stockholder ceases to be the beneficial owner of at least 15% of the outstanding shares of common stock of the Corporation, determined in accordance with, and subject to, the paragraph (d) of Article II, Section 3 hereof.